Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
LIBERTY MEDIA CORPORATION,
WASHINGTON MERGER SUB, INC.,
AND
CELEBRATE EXPRESS, INC.
June 26, 2008

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		Page
9.13	Attorneys’ Fees	46
9.14	Representations and Warranties	46
9.15	Fees and Expenses	46
EXHIBITS
Exhibit A — Articles of Merger
Exhibit B — Legal Opinion of Heller Ehrman LLP

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AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 26, 2008, by and among Liberty Media Corporation, a Delaware corporation (“Parent”), Washington Merger Sub, Inc., a Washington corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Celebrate Express, Inc., a Washington corporation (the “Company”), with reference to the following facts:
RECITALS
     A. The Boards of Directors of Parent, Merger Sub and the Company has each determined that it is advisable and in their best interests and the best interests of their shareholders for Parent to acquire the Company upon the terms and subject to the conditions provided in this Agreement.
     B. Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub into the Company in accordance with this Agreement and Washington Business Corporations Act (“WBCA”) set forth in Revised Code of Washington (RCW), Chapter 23B. Upon consummation of the Merger, Merger Sub will cease to exist, and the Surviving Corporation (as defined below) will become a wholly owned subsidiary of Parent.
     C. The Boards of Directors of Parent, Merger Sub and the Company have each approved the Merger, this Agreement and the other transactions contemplated hereby and the Board of Directors of the Company has resolved to make the Recommendations (as defined below).
AGREEMENT
     ACCORDINGLY, in consideration of the foregoing and the following representations, warranties, covenants and agreements, and intending to be legally bound hereby, the Parties agree as follows:
1. DEFINITIONS AND RULES OF CONSTRUCTION
1.1 Definitions. Unless the context otherwise requires, the terms defined in this Section 1 shall have the meanings specified or referred to for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.
     “Acquisition Proposal” — means a proposal or offer with respect to: (A) any acquisition or purchase of Company Common Stock from the Company by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) representing more than a 15% voting interest in the Company Common Stock or any tender offer or exchange offer or privately negotiated share transfer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning Company Common Stock representing 15% or more of the voting interest in the Company Common Stock or any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 90% of the equity interests in any class or series of capital stock of the surviving or resulting entity of such transaction; or (B) any sale, lease, exchange, transfer, license or disposition of 10% or more of the assets of the Company.
     “Action” — means any civil, criminal or administrative suit, claim, hearing, inquiry, action, proceeding or investigation.
     “Affiliate” — means, when used with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.
     “Agreement” — as defined in the preamble.
     “Antitrust Laws” — as defined in Section 6.6(b).
     “Antitrust Order” — as defined in Section 6.6(b).
     “Applicable Date” — as defined in Section 3.6(a).
     “Articles of Merger” — as defined in Section 2.3.
     “Closing” — as defined in Section 2.2.
     “Closing Date” — means the date and time that the Closing takes place.
     “Code” — means the Internal Revenue Code of 1986, as amended.
     “Company” — as defined in the preamble.
     “Company Common Stock” — means the Common Stock, $0.001 par value, of the Company.
     “Company Indemnification Provisions” — as defined in Section 6.5(a).
     “Company IP Rights” — as defined in Section 3.9(b).
     “Company Reports” — as defined in Section 3.6(a).
     “Confidentiality Agreement” — means the Confidentiality Agreement dated February 27, 2008 between Parent and Cowen, on behalf of the Company.
     “Contract” — means any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.
     “Cowen” — means Cowen and Company, LLC.
     “Disclosure Schedule” — means the Disclosure Schedule referred to in Section 3, which is signed and delivered to Parent by the Company concurrently with this Agreement.

     “Dissenting Shares” — means Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has complied with RCW 23B.13.210.
     “Effective Time” — as defined in Section 2.3.
     “ERISA” — as defined in Section 3.12.
     “ESPP” — as defined in Section 2.9(b).
     “Exchange Act” — means the Securities Exchange Act of 1934, as amended.
     “Exchange Agent” — means American Stock Transfer & Trust Company.
     “Excluded Shares” — means any shares of Company Common Stock held as of the Effective Time by Parent or Merger Sub.
     “Fairness Opinion” — as defined in Section 3.3(b).
     “GAAP” — means generally accepted accounting principles in the United States of America.
     “Governmental Authority” — means any court or tribunal or administrative, governmental or regulatory body, agency, authority or other entity.
     “Indemnified Parties” — as defined in Section 6.5(a).
     “Intellectual Property” — as defined in Section 3.9(a).
     “IP Licenses” — as defined in Section 3.9(d).
     “IRS” — means the Internal Revenue Service.
     “Knowledge of the Company” or “to the Company’s Knowledge” — means the actual knowledge, after reasonable inquiry, of the Chief Executive Officer or any Vice President of the Company, or any other officer of the Company having primary responsibility for the subject matter in question.
     “Latest Balance Sheet” — as defined in 3.6(d).
     “Legal Requirements” — means, collectively, all foreign, federal, state, local or municipal law, statutes and ordinances (and any rules and regulations promulgated thereunder), common law, or any rule, regulation, standard, order, writ, injunction, award, judgment, agency requirement, decree, license or permit of any Governmental Authority applicable to a Party or the assets, properties or business of a Party.
     “Lien” — means all mortgages, liens, pledges, charges, security interests or encumbrances of similar effect.

     “Material Adverse Effect” — means any change, event or circumstance resulting in or which could reasonably be expected to result in a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company, taken as a whole; provided, however, that no change, effect or circumstance resulting from or relating to any of the following shall be considered in determining whether there has occurred, a Material Adverse Effect: (i) changes in national or international economic, political, regulatory or business conditions generally or the outbreak or escalation of hostilities, including acts of war or terrorism so long as such changes do not affect the Company in a manner disproportionate to other Persons operating in the same industry as the Company; (ii) changes in factors generally affecting the industries or markets in which the Company operates so long as such changes or factors do not affect the Company in a manner disproportionate to other Persons operating in the same industry as the Company; (iii) changes in any law, rule or regulation or GAAP or the interpretation thereof; (iv) any action taken pursuant to or in accordance with this Agreement or taken by or at the request of Parent; (v) any failure by the Company to meet any published estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing Date (it being understood, however, that any circumstance, change or effect causing or contributing to such failure to meet financial expectations or projections may constitute a Material Adverse Effect with respect to the Company to the extent otherwise consistent with this definition and may be taken into account in determining whether a Material Adverse Effect has occurred with respect to the Company); (vi) a decline in the price or changes in the trading volume of the shares of Company Common Stock on The Nasdaq Global Market (it being understood, however, that any circumstance, change or effect causing or contributing to such decline in price or changes in trading volume may constitute a Material Adverse Effect with respect to the Company to the extent otherwise consistent with this definition and may be taken into account in determining whether a Material Adverse Effect has occurred with respect to the Company); (vii) changes resulting from the public announcement of the execution of this Agreement or the consummation of the transactions contemplated hereby; or (viii) disruptions in financial, banking or securities markets generally.
     “Material Contract” — means the Contracts meeting the standards set forth in Section 3.10(a)(i)-(ix) and the IP Licenses identified or required to be identified on Part 3.9(d) of the Disclosure Schedule, together in each case with all exhibits and schedules to such Contracts or IP Licenses.
     “Merger” — as defined in Recital B.
     “Merger Consideration” — means an amount per Share equal to THREE DOLLARS AND NINETY CENTS ($3.90).
     “Merger Sub” — as defined in the preamble.
     “Nasdaq” — means The Nasdaq Stock Market, Inc.
     “Organizational Documents” — means (a) the articles or certificate of incorporation or association and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of association or certificate of formation and the bylaws or the limited liability company or operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any entity; and (f) any amendment to any of the foregoing.
     “Parent” — as defined in the preamble.
     “Party” — means Parent, Merger Sub or the Company, and “Parties” means Parent, Merger Sub and the Company.
     “Permits” — means all authorizations, licenses, permits, certificates, certifications, approvals, registrations, franchises and orders of any Governmental Authority.
     “Person” — an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, the executors, administrators or other legal representative of an individual in such capacity, unincorporated association, joint venture, a government or any agency or department of any government or other entity.
     “Plans” — as defined in Section 3.12(a).
     “Proxy Statement” — as defined in Section 6.1(a).
     “Purchase Right” — as defined in Section 2.9(b).
     “Recommendations” — as defined in Section 3.3(b).
     “Restricted Stock Units” — means a right to receive shares of Company Common Stock granted under the 2004 Amended and Restated Equity Incentive Plan or its predecessor plans to employees, officers, directors and consultants of the Company.
     “Sarbanes-Oxley Act” — means the Sarbanes-Oxley Act of 2002.
     “SEC” — means the United States Securities and Exchange Commission.
     “Securities Act” — means the Securities Act of 1933, as amended.
     “Shareholders’ Meeting” — as defined in Section 6.1(b).
     “Shares” — means all the issued and outstanding shares of Company Common Stock except for the Excluded Shares.
     “Stock Option” — means an option to purchase shares of Company Common Stock granted under the 2004 Amended and Restated Equity Incentive Plan or its predecessor plans to employees, officers, directors and consultants of the Company.
     “Subsidiary” — as to any Person, an entity, such as a corporation, partnership, firm, limited liability company, association, business organization, enterprise or other entity, in which such Person holds directly or indirectly (through one or more other Subsidiaries) securities or other interests conferring the power to elect a majority of the board of directors or similar governing body, or otherwise conferring the power to direct the business and policies of such entity.
     “Superior Proposal” — means a bona fide written Acquisition Proposal (except that references in the definition of Acquisition Proposal to “10%”, “15%” and “90%” shall be “50%”) which (A) if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated by this Agreement (including any revisions hereto) and (B) is reasonably likely to be financed and completed, taking into account the various legal, financial and regulatory aspects of the proposal and the Person making the proposal.
     “Surviving Corporation” — as defined in Section 2.1.
     “Tax Agency” — means any governmental agency dealing with the administration or the collection of Taxes.
     “Tax Return” — means any return, information statement, declaration, disclosure, schedule, or report relating to any and all Taxes, including any amendments of any previously filed return filed or required to be filed with any Tax Agency.
     “Tax” or “Taxes” — means any United States, foreign, federal, state, and local taxes, assessments, duties and other similar governmental charges and impositions, including all customs duties, taxes based upon or measured by gross receipts, income, profits, windfall severance, production, license, franchise, sales, use and occupation, capital stock, paid up capital, commercial rent and value added, ad valorem, transfer, franchise, withholding (whether as a withholding agent or direct obligee), payroll, recapture, employment, excise, property taxes, or similar taxes together with all interest, penalties and additions imposed with respect to such amounts.
     “Termination Date” — means September 30, 2008, or in the event that the Proxy Statement is reviewed by the SEC, October 31, 2008.
     “Termination Fee” — as defined in Section 8.4.
     “Trade Secrets” — means confidential information, trade secrets and know-how (including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists).
     “Transaction Costs” — means the fees, expenses and disbursements of a Party and its agents, representatives, accountants, financial advisors, investment bankers, brokers, finders and counsel incurred by or on behalf of the Party in connection with the subject matter of this Agreement and any amendment hereto.
     “Voting Debt” — as defined in 3.4(c).
     “WBCA” — as defined in Recital B.

1.2 Rules of Construction. This Agreement has been negotiated by the Parties and is to be interpreted according to its fair meaning as if the Parties had prepared it together and not strictly for or against any Party. References in this Agreement to Sections are to Sections of or to this Agreement unless expressly indicated otherwise. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others. “Including” means “including without limitation.” “Or” is used in the inclusive sense of “and/or.”
2. THE MERGER
2.1 The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and applicable provisions of the WBCA: (i) Merger Sub shall be merged with and into the Company; (ii) the separate corporate existence of Merger Sub shall cease; and (iii) the Company shall be the surviving corporation (the “Surviving Corporation”) and will be an indirect wholly owned Subsidiary of Parent.
2.2 Closing. The consummation of the Merger (the “Closing”) shall take place at the offices of Sherman & Howard L.L.C., 633 17th Street, Suite 3000, Denver, Colorado 80123, at 10:00 a.m., local time, on a date to be designated by Parent, which shall be no later than the fifth business day after satisfaction or waiver of all of the conditions set forth in Section 7, or such later date as or as Parent and the Company shall agree. Upon agreement of the Parties, the Closing may be conducted by e-mail or facsimile transmission and wire transfer. In such event, at or before the Closing, each Party shall deliver to the others by e-mail or facsimile transmission scanned executed originals of each agreement, certificate or other document contemplated hereby to which it is a party and shall deliver to the other Parties paper copies, facsimiles or e-mails of scanned copies of all other documents and instruments that it is required to deliver at or before the Closing. The documents, certificates and agreements so delivered shall for all purposes be deemed originals thereof and the signatures of the Parties thereon shall be deemed original signatures. Promptly following the Closing, each Party shall deliver by overnight courier to the appropriate other Party or Parties the executed originals of all transaction agreements and all other original documents and certificates required to be delivered by it at or before the Closing. The failure of any Party to deliver executed originals after the Closing shall not affect the validity of any action taken at the Closing.

2.3 Effective Time. On the Closing Date, the Parties shall cause the Merger to be consummated by filing articles of merger in the form attached hereto as Exhibit A (the “Articles of Merger”) with the Washington Secretary of State, and executed in accordance with, the applicable provisions of the WBCA (the time that the Articles of Merger are accepted for filing by the Washington Secretary of State being the “Effective Time”).
2.4 Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the WBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, obligations, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
2.5 Articles of Incorporation; Bylaws. At the Effective Time, the Articles of Incorporation and Bylaws of Merger Sub, as in effect immediately before the Effective Time (except that the corporate name shall be changed to Company name), shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, until amended in accordance with the WBCA and such Articles of Incorporation and Bylaws.
2.6 Directors and Officers. The directors and officers of Merger Sub immediately before the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and until their respective successors are duly elected or appointed and qualified.
2.7 Further Action After the Effective Time. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately before the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
2.8 Conversion of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company or Merger Sub, the Company Common Stock other than the Dissenting Shares and any shares to be cancelled pursuant to Section 2.8(c) shall be converted into the right to receive cash and the capital stock of Merger Sub will be converted into Company Common Stock in the following manner:
(a)	Conversion of Company Stock. Each share of Company Common Stock issued and outstanding immediately before the Effective Time (other than any shares to be cancelled pursuant to Section 2.8(c) and any Dissenting Shares) shall be automatically converted into the right to receive the Merger Consideration in cash without interest on the terms set forth in this Agreement, subject to adjustment to the amount of the Merger Consideration in the event of any stock split, stock combination, stock dividend, reclassification or other similar action taken with respect to the outstanding Company Common Stock between the date hereof and prior to the Effective Time. From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate and other proper documentary evidence in accordance with Section 2.10, without interest thereon.
(b)	Conversion of Merger Sub Stock. Each share of capital stock of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation, which shares shall constitute all of the issued and outstanding shares of the Surviving Corporation immediately after the Effective Time.

(c)	Cancellation of Excluded Shares. Any and all Excluded Shares shall be automatically cancelled and retired and shall cease to exist, without payment of any consideration therefor.

(d)	Dissenting Shares.
(i)	Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to dissent. From and after the Effective Time, a shareholder who has properly exercised such dissenter’s rights shall not have any rights of a shareholder of the Company or the Surviving Corporation with respect to such Dissenting Shares, except those provided under RCW 23B.13.230. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares held by him or her in accordance with RCW 23B.13, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his, her or its right to dissent, in which case such Shares shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates representing such Shares and other proper documentary evidence pursuant to Section 2.10.

(ii)	The Company shall give Parent (i) prompt notice of any written notice received by the Company for dissenter’s rights with respect to any Shares, attempted withdrawals of such notices and any other instruments served pursuant to RCW 23B.13 and received by the Company relating to dissenter’s rights and (ii) the opportunity to participate in the conduct of all negotiations and proceedings with respect to dissenter’s rights under the WBCA. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any dissenter’s rights or settle or offer to settle any such dissenter’s rights.
2.9 Stock Options and Restricted Stock Units; Employee Stock Purchase Plan.
(a)	Stock Options and Restricted Stock Units. At the Effective Time, each outstanding Stock Option, vested or unvested, shall be cancelled and, as soon as reasonably practicable after the Effective Time, Parent shall pay to each holder of a Stock Option as to which the exercise price is less than the Merger Consideration an amount equal to (i) the amount by which the Merger Consideration exceeds such exercise price multiplied by (ii) the number of shares of Company Common Stock subject to purchase upon the exercise of the Stock Option, assuming the vesting of such Stock Option was accelerated in accordance with the 2004 Amended and Restated Equity Incentive Plan or its predecessor plans as of the Effective Time, less (iii) any required withholdings. As of immediately prior to the Effective Time, the vesting of all Restricted Stock Units shall accelerate in accordance with the 2004 Amended and Restated Equity Incentive Plan or its predecessor plans as of the Effective Time, and the Company Common Stock underlying the same shall be deemed issued.

(b)	Employee Stock Purchase Plan. At the Effective Time, each outstanding purchase right (each, a “Purchase Right”) under the Company’s 2004 Employee Stock Purchase Plan or its predecessor plans (the “ESPP”), shall be cancelled and, as soon as reasonably practicable after the Effective Time, Parent shall pay to each holder of a Purchase Right an amount equal to (i) the amount by which the Merger Consideration exceeds the purchase price under such Purchase Right by (ii) the number of shares of Company Common Stock issuable to the holder of such Purchase Right had such Purchase Right been exercised immediately prior to the Effective Time, less (iii) any required withholdings. Within five (5) days following the Effective Time, Parent shall cause the Company to return to participants their respective accumulated payroll contributions not applied to the purchase of shares of Company Common Stock under the ESPP, if any.

(c)	Further Actions. At or prior to the Effective Time, the Board of Directors of the Company shall adopt any resolutions and take any actions (including, without limitation, providing any required notice to holders of the Stock Options or Purchase Rights) which are necessary to effectuate the provisions of this Section 2.9. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Stock Options or Restricted Stock Units, or pursuant to the ESPP after the Effective Time.
2.10 Delivery of Certificates; Payment.
(a)	Deposit of Funds. Immediately before the Effective Time, Parent shall deposit with the Exchange Agent for the benefit of the holders of Shares funds sufficient to pay the Merger Consideration for each Share.

(b)	Delivery Procedures. After the Effective Time, each holder of a certificate which represented Shares immediately before the Effective Time shall, upon surrender of such certificate(s) accompanied by a properly completed letter of transmittal in the form to be provided by Parent, and such other customary documents as may be required pursuant to the letter of transmittal, to the Exchange Agent, be entitled to receive in exchange therefor the Merger Consideration for each Share represented by such certificate. Until properly surrendered, each outstanding certificate that, before the Effective Time, represented Shares will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration that such holder is entitled to receive in the Merger. Notwithstanding the foregoing, any surrendered certificate that represents Dissenting Shares shall be returned to the person surrendering such certificate pending resolution of any dissenter’s rights.

(c)	Termination of Funds; No Liability. At any time after one (1) year following the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Exchange Agent and not disbursed to holders of certificates representing Shares and, thereafter, such holders shall be entitled to look only to the Surviving Corporation (subject to applicable abandoned property, escheat or similar laws) with respect to the Merger Consideration payable upon due surrender of their certificates, without any interest thereon. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Shares immediately before the Merger for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d)	Withholding Rights. Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code or any other applicable Legal Requirement (including state, local and foreign laws). To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the payees in respect of which such deduction and withholding was made.

(e)	Lost, Stolen or Destroyed Certificates. In the event any certificate representing Shares shall have been lost, stolen or destroyed, the Exchange Agent or Parent (as applicable) shall, upon the making of an affidavit of that fact by the holder thereof, pay the Merger Consideration that such holder is entitled to receive in the Merger; provided, that Parent may, in its sole discretion and as a condition precedent thereof, require the owner of such lost, stolen or destroyed certificates to post a bond in such sum as Parent may require as indemnity against any claim that may be made against Parent the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.
2.11 Stock Transfer Books. All Merger Consideration paid upon surrender of the certificates representing Shares in accordance with the provisions of this Article II will be deemed to have been issue in full satisfaction of all rights pertaining to the Shares theretofor represented by such certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company.
3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth on the Disclosure Schedule, delivered by the Company to Parent at least one day prior to the execution of this Agreement, and which specifically qualifies any of the following representations and warranties, the Company hereby represents and warrants to Parent and Merger Sub that:
3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has full power and authority to own, operate and lease its assets and properties, to carry on its business as that business is presently being conducted, and to perform all its obligations under the Material Contracts. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, lease or operation of its assets or properties or conduct of its business requires such qualification, all of which jurisdictions are listed on Part 3.1 of the Disclosure Schedule. True and complete copies of the Company’s Organizational Documents in effect on the date hereof have been filed with the SEC and referenced as exhibits to the Company’s Annual Report on Form 10-K for the period ended May 31, 2007 and in the Company’s Current Report on Form 8-K filed on March 15, 2007. No corporate action has been taken with respect to any amendment to the Company’s Organizational Documents (except for any such amendments that have become effective and are reflected in the copies of the Company’s Organizational Documents described in the preceding sentence) and no such corporate action is currently proposed. The Company’s minute books, true and complete copies of which have been made available to Parent, contain the minutes (or draft copies of the minutes) of all meetings of directors and shareholders of the Company and such minutes accurately and fairly reflect in all material respects the actions taken at such meetings.
3.2 Subsidiaries; Ownership Interests. The Company does not own or have any right or obligation to acquire directly or indirectly, any shares, capital stock, securities, memberships or other interests having voting or other rights to affect the business and policies of, or ownership interests in, any Person, except for its ownership of all issued and outstanding capital stock of List Selector and Processing, Inc. List Selector and Processing, Inc. does not have any material assets or liabilities.
3.3 Authority.
(a)	The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance of the Company’s obligations hereunder and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Board of Directors of the Company. No other corporate or other proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder (other than the consummation of the Merger). Except for approval of the Merger and approval of this Agreement by the shareholders of the Company, no other corporate or other proceedings on the part of the Company are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by the Company, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles. No consent, approval, waiver or authorization of, filing with, notice to or declaration of any Governmental Authority is required for the consummation of the transactions contemplated by this Agreement or to preserve the benefits and rights that the Company has now or will have at the Effective Time, other than (i) the filing of the Articles of Merger with the Secretary of State of Washington in accordance with the WBCA, (ii) filings with the SEC, (iii) filings pursuant to the applicable rules and regulations of Nasdaq, (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover laws, (v) such other consents, authorization, filings, approvals and registrations which if not obtained or made would not be material to the Company or Parent or have a material effect on the ability of the Parties hereto to consummate the Merger.

(b)	The Company’s Board of Directors, at a meeting duly called and held, has adopted resolutions that are still in full force and effect as of the date hereof and has (i) determined that this Agreement, the Merger and transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders (ii) received a written opinion from Cowen that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the Merger Consideration was fair to the shareholders of the Company from a financial point of view (the “Fairness Opinion”) and (iii) resolved to recommend approval of this Agreement and the Merger by the Company’s shareholders (the “Recommendations”).

(c)	The only vote of shareholders of the Company required under the WBCA, the applicable rules and regulations of Nasdaq, the Organizational Documents of the Company or otherwise in order to consummate the Merger is the affirmative vote of a majority of the total number of votes entitled to be cast by the holders of the issued and outstanding shares of Company Common Stock voting as a single class, and no other vote or approval of or other action by the holders of any capital stock of the Company is required for such consummation.
3.4 Capitalization; Options.
(a)	As of the date hereof, the authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock, of which 7,987,450 shares are issued and outstanding; and (ii) 2,000,000 shares of Preferred Stock, $0.001 par value, of which 10,000 are designated Series A Participating Preferred Stock, and none of which are issued and outstanding. There are, and at the Effective Time there will be, no other shares of capital stock of the Company outstanding, except for shares of Company Common Stock issued (i) on the exercise of currently outstanding Stock Options and (ii) pursuant to Purchase Rights under the ESPP. There is no other class or type of shares, capital stock or equity interests of or in the Company authorized for issuance or outstanding. All of the outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights. All outstanding shares of Company Common Stock and Stock Options were issued, and all shares of Company Common Stock which may be issued upon the exercise of Stock Options or pursuant to the ESPP will be issued, when issued, in compliance with all applicable state and federal laws concerning the offer, sale and issuance of such securities.

(b)	The Company has (i) reserved 2,143,455 shares of Company Common Stock for issuance under Restricted Stock Units or on the exercise of Stock Options, of which options to purchase 787,376 shares and Restricted Stock Units to receive 2,750 shares are outstanding as of the date hereof and (ii) 496,748 shares of Common Stock are available for issuance in the current purchase period under the ESPP. Part 3.4(b) of the Disclosure Schedule sets forth with respect to each outstanding Stock Option and Restricted Stock Unit as of the date hereof (A) the name of the Person that holds such Stock Option or Restricted Stock Unit, (B) the total number of shares of Company Common Stock issuable thereunder (assuming that all conditions to the exercise and issuance thereof, including the passage of time, had been met), (C) the Plan pursuant to which such Stock Option or Restricted Stock Unit was issued, (D) the grant date and expiration date thereof, (E) the per share exercise price thereof, (F) the vesting schedule and any provisions providing for or relating to the acceleration of vesting thereof, and (G) any material term or condition thereof that is inconsistent with, or modifies a material term and condition of, the form of agreement for the Plan under which such Stock Option or Restricted Stock Unit was granted (not including modifications of and inconsistencies in the vesting schedule).

(c)	There are no issued or outstanding bonds, debentures, notes or other indebtedness of the Company that have the right to vote (or that are convertible into other securities having the right to vote) on any matters on which shareholders may vote (“Voting Debt”).

(d)	Except as set forth in this Section 3.4, there are no outstanding subscriptions, options, warrants, rights, agreements, convertible securities or other commitments (contingent or otherwise) pursuant to which the Company is or may become obligated to issue or sell any shares of capital stock, equity interest, Voting Debt or other securities of the Company. There is no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

(e)	There are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock.

(f)	Except pursuant to the Plans and the ESPP, the Company has not adopted, authorized or assumed any plans, arrangements or practices that require or permit the issuance, sale, purchase or grant of any capital stock, securities or other equity interests or Voting Debt of the Company, any phantom shares, phantom equity interests, stock or equity appreciation rights or similar rights or any convertible or exchangeable securities.

3.5 No Breach or Violation; Consents. Except as set forth on Part 3.5(a) of the Disclosure Schedule, none of the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby will: (i) violate or conflict with any provision of the Company’s Organizational Documents; (ii) conflict with, or result in a violation or breach of, or constitute a default under, require any notice under, require the consent or approval of any third Person, or result in the creation of any Lien upon any of the assets of the Company pursuant to the terms of, any Material Contract to which the Company is a party or by which it or any of the assets of the Company is bound or any Permit held by the Company; (iii) violate any judgment, order, Permit, injunction, writ, decree or award of any Governmental Authority against or binding upon the Company or any of its assets; or (iv) constitute a violation by the Company of, or either automatically or at the election of any Person result in the loss of any rights or benefits under, any applicable Legal Requirements.
3.6 SEC Filings; Financial Statements.
(a)	The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since May 31, 2005 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder and any applicable rules and regulations promulgated by the Nasdaq applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)	Each of the balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presented or, in the case of Company Reports filed after the date hereof, will fairly present the financial position of the Company as of its date and each of the statements of operations, statement of shareholders’ equity and statements of cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) or, in the case of Company Reports filed after the date hereof, will fairly present the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal and recurring year-end audit adjustments that will not be material in amount or effect). In addition, each of such balance sheets, statements of operations, statements of shareholders’ equity and statements of cash flows have been prepared or, in the case of Company Reports filed after the date hereof, will be prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(c)	Since May 31, 2007 through the date hereof, to the Knowledge of the Company, neither the Company nor any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(d)	Except for liabilities reserved or reflected in the balance sheet included in the Company’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2008, as filed with the SEC and publicly available on the date of this Agreement (the “Latest Balance Sheet”), the Company has no liabilities, whether accrued, absolute, contingent, unliquidated or other, other than liabilities incurred in the ordinary course of business after the date of the Latest Balance Sheet that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The Company has not guaranteed or otherwise agreed to become responsible for any indebtedness of any other Person.

(e)	Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company Reports, and the Company has delivered to Parent a summary of any disclosure made by the Company’s management to the Company’s auditors and audit committee referred to in such certifications. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.

(f)	The Company has designed and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on the Company’s financial statements. To the Company’s Knowledge, there are no material weaknesses in either the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial information. The Company has no Knowledge of any fraud or suspected fraud involving (i) management of the Company who have a significant role in the Company’s internal control over financial reporting, (ii) any employees of the Company where such fraud could have a material effect on the financial statements of the Company or (iii) any officer or employee of the Company whose role, actions or activities would be required to be considered in certifying internal control over financial reporting of the Company pursuant to Section 404 of the Sarbanes-Oxley Act.

(g)	The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within those entities; and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.
3.7 Tax Matters.
(a)	All Tax Returns required to be filed by the Company have been filed in a timely manner and all Taxes shown to be due have been paid in full when due and not postponed to subsequent Tax years, and all such Tax Returns are accurate and complete, except for any errors or omissions that, individually or in the aggregate, would not result in a Material Adverse Effect.

(b)	All Taxes that the Company has been required to collect or to withhold from the employees, customers and any other applicable payees related to the Company for all periods, have been duly withheld and collected in compliance with all tax withholding provisions of applicable federal, state, local and foreign laws (including income, social security and employment tax withholding for all types of compensation, back-up withholding and withholding on payments to non-United States persons) and, to the extent required, have been paid on time to the proper Tax Agency, except for any Taxes with respect to which the failure to withhold, collect or pay would not, individually or in the aggregate, result in a Material Adverse Effect.

(c)	Other than Taxes incurred in the ordinary course of business, the Company has no material liability for unpaid Taxes accruing after the date of the Company’s and the Subsidiary’s (respectively) latest Tax Returns in excess of the accruals and reserves set forth in the Company’s Latest Balance Sheet.

(d)	To the Knowledge of the Company, there are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(e)	No closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company.

(f)	None of the Tax Returns filed by the Company has been or is currently being audited or examined by the Internal Revenue Service or relevant state, local, or foreign taxing authorities, and no written notice of such an audit or examination has been received by the Company. No issues relating to any material amount of Taxes were raised by the relevant taxing authority in any completed audit or examination that would reasonably be expected to recur in a later taxable period. There are no other administrative or court proceedings relating to Taxes of the Company in progress or pending or, to knowledge of the Company, threatened, nor has the Company received (i) any written request for information related to a Company Tax matter or (ii) any examination reports, written notices, reports, or statements of deficiency asserting a Tax deficiency or proposed adjustment for any amount of Tax with respect to the Company.

(g)	The Company has made available to Parent correct and complete copies of all of its federal income Tax Returns since June 1, 2004.

(h)	The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which period (after giving effect to such waiver or extension) has not yet expired.

(i)	The Company (i) is not and has not been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return or a member of any affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes other than, for purposes of filing consolidated U.S. Federal income tax returns, a group of which the Company was the common parent, (ii) is not a party to any Tax allocation, Tax sharing, or Tax indemnification agreement, and (iii) has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Legal Requirement), as a transferee or successor, by contract, or otherwise.

(j)	Except as disclosed on Part 3.7(j) of the Disclosure Schedule, the Company has not constituted either a “distributing corporation” or a “controlled corporation” (or is otherwise a successor to a “distributing corporation” or a “controlled corporation”) in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Sections 355 or 361(c) of the Code.

(k)	The Company has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(l)	The Company is not, and has never been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
3.8 Leased Facilities. Part 3.8 of the Disclosure Schedule includes a list of real property used or otherwise occupied by the Company (including a description of such property, its ownership and location) as of the date hereof. The Company does not own any real property. All leases with respect to such real property pursuant to which the Company uses or occupies real property are in full force and effect and are enforceable against the Company and, to the Knowledge of the Company, against the other parties thereto, and assuming that the Company has received the consents set forth on Part 3.5 of the Disclosure Schedule necessary to permit Surviving Corporation to be the lessee under such leases and agreements without default under such leases and agreements, shall continue to be in full force and effect immediately following the Merger, in each case in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the rights and remedies of creditors, and general principles of equity. Neither the Company, or to the Knowledge of the Company,

any other party thereto is in breach or default under any material provision of any such lease. No event has occurred which with notice or the lapse of time, or both, could constitute a breach or default by the Company or, to the Knowledge of the Company, any other party thereto under any material provision of any such lease or could accelerate any obligation or create any lien or encumbrance under any such lease. Except as contemplated by this Agreement, the Company has not assigned any interest in any such lease or sublet, or granted other rights of occupancy of any portion of the premises covered by any such lease. No claim has been asserted or, to the Knowledge of the Company, exists that is adverse to the Company’s right to the continued possession of the premises under any such lease.
3.9 Intellectual Property.
(a)	Part 3.9(a) of the Disclosure Schedule sets forth an accurate and complete list of all patents (including renewals, extensions and reissues), patent applications (including divisions, continuations, continuations-in-part and renewal applications), patent rights, invention disclosures, trademarks, trademark applications, trade names, service marks, service mark applications, brand names, Internet domain names, logos, symbols, trade dress, and other indicia of origin, copyrights (including all renewals, extensions, restorations and reversions), copyright applications, Trade Secrets (including but not limited to information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques), inventions, discoveries and other intellectual property or proprietary rights (the “Intellectual Property”), owned or used by the Company in the operation of its business, but excluding standard, commercially available software developed or produced by others and licenses thereof.

(b)	To the Knowledge of the Company, the Company owns or has the right to use all Intellectual Property set forth on Part 3.9(a) of the Disclosure Schedule (such Intellectual Property and the rights thereto are collectively referred to in this Agreement as the “Company IP Rights”), except for any such failures to own, license, sublicense or possesses that, individually or in the aggregate, would not result in a Material Adverse Effect. To the Knowledge of the Company, the Company IP Rights are not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s use thereof or its rights thereto. To the Knowledge of the Company, the conduct of the business of the Company as currently conducted does not infringe, violate or constitute a misappropriation of any intellectual property of any third party, except for such infringements, violations and misappropriates that, individually or in the aggregate, would not result in a Material Adverse Effect.

(c)	The Company has taken all commercially reasonable steps consistent with industry practice necessary or appropriate to preserve and protect all Company IP Rights, and has no Knowledge of any actual, pending or threatened misuse, infringement, misappropriation or other violation of any Company IP Rights by any other Person, including any employee or former employee of the Company. The Company has not entered into any agreement, commitment or arrangement (whether written or oral) to license or otherwise permit the use or exploitation of any Company IP Rights by any other Person (including that which would prevent, restrict or otherwise inhibit Parent’s freedom to use and exploit any Company IP Rights).

(d)	Part 3.9(d) of the Disclosure Schedule identifies all material Contracts concerning the Company IP Rights to which the Company is a party, including license or sublicense agreements granting the Company rights to use Intellectual Property owned or held by any other Person, license or sublicense agreements pursuant to which the Company grants rights to any other Person to use its Intellectual Property, non-assertion agreements, settlement agreements, trademark coexistence agreements and trademark consent agreements, that are material to the business of the Company as currently conducted, except for such IP Licenses which are generally commercially available, non-negotiated, over-the-counter “shrinkwrap, “clickwrap” and similar licenses (collectively, such Contracts are “IP Licenses”). The Merger and the other transactions contemplated by this Agreement will not trigger any modification, termination or acceleration under, or create any license under any IP Licenses or Lien on any Intellectual Property owned or held by the Company.

(e)	There is no pending or threatened claim, suit, arbitration or other adversarial proceeding before any Governmental Authority or any arbitration panel alleging that the Company may be infringing upon, has violated, or is violating any Intellectual Property of any other Person. The Company has taken all commercially reasonable measures consistent with industry practice to protect the confidentiality and value of all material Trade Secrets, that are owned, used or held by the Company, and such material Trade Secrets, to the Knowledge of the Company, have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.
3.10 Material Contracts.
(a)	Part 3.10 of the Disclosure Schedule sets forth a true and complete list as of the date hereof:
(i)	any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)	any Contract that is reasonably likely to require either (x) annual payments to or from the Company of more than $50,000 or (y) aggregate payments to or from the Company of more than $150,000;

(iii)	any Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $100,000;

(iv)	any Contract that has a remaining duration of twelve (12) months or more and that is not terminable without penalty upon 30 days or less prior written notice;

(v)	any non-competition Contract or other Contract that (A) purports to limit in any respect either the type of business in which the Company (or, after the Effective Time, Parent) may engage or the manner or locations in which any of them may so engage in any business, (B) could require the disposition of any material assets or line of business of the Company or, after the Effective Time, of Parent, (C) grants “most favored nation” status, (D) prohibits or limits the right of the Company to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of its respective Intellectual Property rights or (E) contain any restrictive covenant or confidential or secrecy agreement, other than such an agreement relating solely to information about a customer’s business, Company’s services to such customer, or non-disclosure agreements entered into in the ordinary course of business.

(vi)	any Contract between the Company and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares;

(vii)	any Contract providing for indemnification by the Company of any officer, director, employee or agent;

(viii)	any Contract between Company and any Governmental Authority; and

(ix)	any Contract which entitles any employee of the Company to transaction bonuses, retention bonuses or similar payments as a result of, or in connection with or relating to the execution of this Agreement or the consummation of the transactions contemplated hereby.
(b)	A true and complete copy of each Material Contract has previously been made available or furnished to Parent and each such Contract is a valid and binding agreement of the Company and is in full force and effect and shall continue to be in full force and effect following the Merger, and neither the Company or, to the Knowledge of the Company, any other party thereto is in default or breach under the terms of any such agreement, contract, plan, lease, arrangement or commitment which breach or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c)	Part 3.10(c) of the Disclosure Schedule sets forth all directors’ and officers’, errors and omissions, fire and casualty, general liability, business interruption, product liability, theft and sprinkler and water damage insurance policies maintained by the Company. Such policies are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. The Company has made available to Parent true and complete copies of each policy set forth, or required to be set forth, on Part 3.10(c) of the Disclosure Schedule.

3.11 Employees, Agents and Consultants.
(a)	The Company has paid in full to all past and present employees, agents and consultants all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them, except for such payments as are not yet due. The Company is in compliance with all Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages and hours and taxes (including withholding taxes) relating to employment and to personal services provided to the Company, except where the failure to comply would not be material. There are no agreements, commitments or other obligations of the Company, whether oral or written, which would prevent or obstruct the dismissal of any the Company’s employees, independent contractors, agents or consultants. Except as set forth on Part 3.11(a) of the Disclosure Schedule, all of the Company’s past and present employees, independent contractors, agents and consultants have been or are employed or served or serve at the will of the Company and may be terminated without liability for severance or termination pay or other damages, either compensatory or punitive.

(b)	The Company is not a party to any collective bargaining agreements and is not aware of any intention of the Company’s employees to seek union representation. No union action or unfair labor practice claim has ever been filed nor, to the Knowledge of the Company, is any threatened against the Company.
3.12 Benefit Plans.
(a)	Part 3.12(a) of the Disclosure Schedule contains a true and complete list of: (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), all bonus, stock option, stock purchase, incentive, deferred compensation, executive compensation, retiree medical or life insurance, supplemental retirement, severance, employment, change in control or other benefit and compensation plans, contracts, programs or arrangements, to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer, or director of the Company or any ERISA Affiliate and (ii) each “employee benefit plan” for which the Company or any ERISA Affiliate could incur material liability under Section 4069 of ERISA, in the event such plan were terminated, or under Section 4212(c) of ERISA, or in respect of which the Company or any ERISA Affliate remains secondarily liable under Section 4204 of ERISA (collectively, the “Plans”) and each Plan which has received a favorable opinion letter from the IRS, including any master or prototype plan, has been separately identified. The Company has made available to Parent a true and complete copy of each written Plan or a description of and a true and complete copy of each material document prepared in connection with each such Plan, including: (i) a copy of each trust or other funding arrangement; (ii) each summary plan description and summary of material modifications; (iii) the most recently filed IRS Form 5500; (iv) the most recently received IRS determination letter for each such Plan; and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. An

ERISA Affiliate is any entity which would be considered a single employer with the Company pursuant to Section 4001(a)(14) of ERISA.

(b)	None of the Plans is a “multiemployer plan”, within the meaning of Section 3(37) or 4001(a)(3) of ERISA, or a “single employer pension plan”, within the meaning of Section 4001(a)(15) of ERISA, for which the Company could incur liability under Section 4063 or 4064 of ERISA.

(c)	Except as disclosed on Part 3.12(c) of the Disclosure Schedule, there are no severance, employment or change in control plans, contracts, programs or arrangements to which the Company is a party for the benefit of any current or former employee, officer or director of the Company.

(d)	There has been no amendment to, announcement by the Company relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company to separation, severa nce, termination or similar-type benefits or any increase in separation, severance, termination or similar-type benefits upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans, (y) limit or restrict the right of the Company or, after the cons ummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Plans or (z) result in payments under any of the Plans which would not be deductible under Section 162(m).

(e)	As a result of the Merger (whether directly or indirectly), neither the Company nor Parent will be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future and without regard to any “cut-back” provision.

(f)	Each Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 since January 1, 2005.

(g)	As of the date hereof, there is no material pending or, to the Knowledge of the Company threatened, litigation relating to the Plans. The Company may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company, it being unde rstood that employees are entitled to continuation of health care benefits under COBRA.

(h)	Except as set forth on Part 3.12(h) of the Disclosure Schedule, each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Plan is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. No fact or event has occurred since the date of any such determination letter from the IRS that could adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(i)	There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan, for which no exemption exists under Section 408 of ERISA or Section 4975(d) of the Code which could result in the imposition of any liability on any Plan or the Company. Neither the Company nor any ERISA Affiliate is currently liable or has previously incurred any liability for any tax or penalty arising under Section 4971, 4972, 4979, 4980 or 4980B of the Code or Section 502(c) of ERISA, and no fact or event exists that could give rise to any such liability. Neither the Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for Plan contributions or premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business) and no fact or event exists which could give rise to any such liability. No asset of the Company or any ERISA Affiliate is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; the Company and its ERISA Affiliates have not been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.

(j)	Each Plan is now and has been operated in all material respects in accordance with all applicable Legal Requirements, including ERISA and the Code, and the Company has performed all material obligations required to be performed by it under, are not in any respect in material default under or in violation of, and, to the Company’s Knowledge, there is no material default or violation by any party to, any Plan. The financial statements included in the Company Reports reflect an accrual of all amounts of employer contributions and premiums accrued but unpaid with respect to the Plans as of the dates of such financial statements.
3.13 No Brokers or Finders Fees. None of the Company, its shareholders or any officer or director of the Company has incurred any obligation or liability for any investment banker fees, brokerage fees, commissions, finders’ fees or other similar payments in connection with any of the transactions contemplated by this Agreement, except fees that have been paid or may become payable to Cowen. A true and complete copy of all Contracts between Cowen and the Company for the payment of such fees has been provided to Parent.
3.14 Takeover Statutes; Rights Plan.
(a)	The actions taken by the Company’s Board of Directors constitute approval of the Merger, this Agreement and the other transactions under this Agreement by the Company’s Board of Directors under the provisions of RCW 23B,19, such that RCW

23B.19 does not apply to the execution or delivery of this Agreement or performance of any of the transactions contemplated by this Agreement. In addition, no other Washington State anti-takeover, fair price, moratorium, control share acquisition or similar anti-takeover statute or regulation is applicable to Parent or Merger Sub in connection with the Merger, this Agreement or any of the transactions contemplated by this Agreement.

(b)	The Rights Agreement dated July 25, 2006 between the Company and American Securities Transfer and Trust Company, as Rights Agent, and all rights to purchase shares of the Company pursuant thereto have been terminated and are of no further force and effect.
3.15 Absence of Certain Changes. Since the date of the Latest Balance Sheet and as of the date of this Agreement, the Company has conducted its business only in, and has not engaged in any material transaction other than in accordance with, the ordinary course of such business consistent with past practices and, except as described in the Company Reports filed prior to the date hereof, as of the date hereof there has not been:
(a)	a Material Adverse Effect;
(b)	any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company, whether or not covered by insurance;
(c)	any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of the Company;
(d)	any material change in any method of accounting or accounting practice (including tax accounting) by the Company;
(e)	(i) any increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (ii) except as disclosed on Part 3.15(e) of the Disclosure Schedule, any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by any Legal Requirements;
(f)	except as disclosed on Part 3.15(f) of the Disclosure Schedule, any action taken by the Company that, if Section 5.1 (excluding Sections 5.1(e)(iv) and (v) and (l)) of this Agreement had then been in effect, would have been prohibited by such Section (excluding Sections 5.1(e)(iv) or (v) and (l)) without the consent or approval of Parent; or
(g)	any agreement to do any of the foregoing.

3.16 Litigation. Except as disclosed on Part 3.16 of the Disclosure Schedule, there are no material civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company. The Company is not a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Authority.
3.17 Compliance with Laws; Licenses. The business of the Company has not been, and is not being, conducted in material violation of any Legal Requirements. No material investigation or review by any Governmental Authority with respect to the Company is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct the same. Part 3.17 of the Disclosure Schedule lists all material Permits held or required to be held by the Company in order to conduct its business as presently conducted. The Company has obtained and is in compliance with all material Permits necessary to conduct its business as presently conducted.
3.18 Proxy Statement. Except with respect to any information supplied by Parent in writing expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto), the Proxy Statement will not, at the date mailed to shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the furnishing thereof by the Company will comply in all material respects with the applicable requirements of the Exchange Act and the WBCA.
3.19 No Other Representations and Warranties. The representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including, without limitation, any implied warranties. The Company hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure, if any, to Parent or Merger Sub or their respective officers, directors, employees, agents or representatives of any documentation or other information.
4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

4.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has full power and authority to own, operate and lease its assets and properties, to carry on its business as that business is presently being conducted, and is duly qualified to do business and is in good standing as a foreign corporation or other foreign business entity in each jurisdiction where the ownership, lease or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger.
4.2 Authority. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by Parent’s and Merger Sub’s Board of Directors (and, in the case of Merger Sub, Merger Sub’s shareholder) and no other corporate proceedings on the part of Parent or any of its Subsidiaries, including Merger Sub, are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.
4.3 No Breach or Violation; Consents. None of the execution and delivery by Parent or Merger Sub of this Agreement or the consummation of the transactions contemplated hereby, or compliance by Parent or Merger Sub with any of the provisions hereof will: (i) violate or conflict with any provision of Parent’s or Merger Sub’s Organizational Documents; (ii) conflict with, or result in a violation or breach of, or constitute a default under, require any notice under, require the consent or approval of any third Person, or result in the creation of any Lien upon any of the assets of Parent or Merger Sub pursuant to the terms of any Contract to which Parent or Merger Sub is a party or by which any of the assets of Parent or Merger Sub is bound; (iii) violate any statute, rule or regulation applicable to Parent, or any judgment, order, Permit, injunction, writ, decree or award of any Governmental Authority against or binding upon Parent or Merger Sub; (iv) require any filing by Parent with, or permit, authorization, consent or approval of, any Governmental Authority (except for (A) any filing pursuant to the WBCA, (B) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and comparable merger and notifications, laws or regulations of foreign jurisdictions, (C) SEC or Nasdaq filings or deemed filing with the SEC and the Nasdaq or (D) such filings and approvals as may be required by any applicable state securities, blue sky or takeover laws).
4.4 Information in the Proxy Statement. The information supplied by Parent in writing expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will not, at the date mailed to stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.
4.5 No Brokers or Finders Fees. None of Parent, Merger Sub, Parent’s stockholders or any officer or director of Parent or Merger Sub has incurred any obligation or liability for any investment banker fees, brokerage fees, commissions, finders’ fees or other similar payments in connection with any of the transactions contemplated by this Agreement.
4.6 Sufficient Funds. Parent has sufficient liquid funds over and above its working capital requirements to timely pay the Merger Consideration for all of the Shares as contemplated by this Agreement, and Parent is not dependent on obtaining funds through any debt or equity financing or on the satisfaction of any condition in any financing arrangement to perform its obligations under and consummate the transactions contemplated by this Agreement.
4.7 Acquiring Person. At no time during the five (5) years prior to the date hereof was Parent or any of its affiliates or associates an “acquiring person” of the Company within the meaning of and as defined in RCW 23B.19.020.
5. COVENANTS OF THE COMPANY
5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing and except as otherwise expressly contemplated by this Agreement, the Company shall conduct its business only in, and shall not take any action except in, the ordinary course of business and, except in accordance with this Agreement; and the Company shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships and goodwill of the Company with customers, vendors and other Persons with which the Company has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Company shall not during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent (which consent, in the case of Section 5.1(l) only, shall not be unreasonably withheld):
(a)	Amend or otherwise change its Organizational Documents;
(b)	Issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) in the Company, except for the issuance of shares of Company Common Stock issuable pursuant to Stock Options or Restricted Stock Units that are outstanding as of the date hereof and are as of the date hereof, or before the Effective Time become, vested and/or exercisable in accordance with their terms;

(c)	Sell, pledge, license, dispose of or encumber any assets (including Company IP Rights) of the Company, except for: (i) sales of inventories in the ordinary course of business (ii) dispositions of obsolete or worthless assets and (iii) sales of immaterial assets not in excess of $100,000 in the aggregate;
(d)	(i) Declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of capital stock of any class, (ii) split, combine or reclassify any shares of capital stock or (iii) purchase, repurchase, redeem or otherwise acquire any shares of capital stock;
(e)	(i) Acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise become responsible whether directly, indirectly, contingently or otherwise for the obligations of any Person or, except in the ordinary course of business consistent with past practice, make any loans or advances or contributions or investments in any Person; (iii) enter into or amend any Material Contract or otherwise waive, release or assign any material rights, claims or benefits thereunder; (iv) authorize any capital expenditures for purchase of fixed assets which are, in the aggregate, in excess of $25,000; or (v) authorize any expenditures for purchase of inventory which are in excess of $50,000 for any individual purchase order.
(f)	(i) Increase the compensation payable or to become payable or pay or agree to pay any bonuses to its’ directors, officers, employees, consultants or agents; (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company; (iii) establish, adopt, enter into, amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees; (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Plan, to the extent not already provided in any such Plan; (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vi) forgive any loans to directors, officers or employees of the Company, except, in each case, as may be required by law;
(g)	Take any action to change accounting policies, methods, principles, practices or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) or change any current practices or procedures relating to payments of accounts payable and collection of accounts receivable;
(h)	Make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

(i)	Pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in accordance with the terms of any agreement or debt instrument existing at the date of this Agreement, or otherwise in the ordinary course of business;
(j)	Settle or compromise any pending or threatened Actions for an amount payable by or on behalf of the Company in excess of $250,000 individually or in the aggregate;
(k)	Make any loans or advances to officers, directors, employees, consultants, shareholders or agents of the Company, or any member of the families of any of them, except for advances to employees for reasonable business expenses in the ordinary course of business;
(l)	Cause or permit the Company to approve any deviation from the operating and capital budget of the Company attached as Part 5.1 of the Disclosure Schedule (the “Company Budget”) of: (i) more than $25,000 in the aggregate from the amount of any marketing expenses set forth in the Company Budget; or (ii) 10% or greater from any other line item or budget category in the Company Budget; or
(m)	Take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (l) of this Section 5.1.
5.2 No Solicitation.
(a)	The Company agrees that neither it nor any of its officers and directors shall, and that it shall use its commercially reasonable efforts to cause its employees, shareholders, affiliates, agents and advisors (including any attorneys, financial advisors, investment bankers or accountants) not to, directly or indirectly: (i) initiate, solicit, knowingly encourage or otherwise facilitate the making, submission or announcement of, any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries regarding or the making of any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal with respect to it, or (iv) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or a transaction contemplated thereby; provided, that, so long as there has been no breach of this Section 5.2, the Company may, in response to a bona fide written Acquisition Proposal, participate in discussions or negotiations with, request clarifications from, or furnish information to, any Person which makes such an Acquisition Proposal if (x) such action is taken subject to a confidentiality agreement containing customary terms and conditions comparable to the provisions of the Confidentiality Agreement, (y) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside legal counsel and financial advisor, that such Acquisition Proposal constitutes a Superior Proposal and (z) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside legal counsel, that such actions are necessary in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable Legal Requirements.

(b)	Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to Parent, the Recommendations or (ii) resolve to do any of the foregoing; provided, that, so long as there has been no breach of this Section 5.2, the Board of Directors of the Company may withdraw, modify or amend the Recommendations and recommend an Acquisition Proposal if (x) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside legal counsel and financial advisor, that such Acquisition Proposal constitutes a Superior Proposal, (y) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside legal counsel, that such actions are necessary in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable Legal Requirements and (z) prior to taking such actions, the Board of Directors of the Company shall have given Parent at least two (2) business days notice of its intention to take such action and the opportunity during such period to submit a competing proposal (which shall be considered by the Board of Directors of the Company, as applicable, in good faith) and, notwithstanding such competing proposal, the Acquisition Proposal continues to constitute a Superior Proposal.
(c)	The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. In addition to the obligations set forth in Section 5.2(a), the Company shall as promptly as practicable (and in any event within 48 hours) advise Parent of any request for information with respect to any Acquisition Proposal, or any inquiry, discussions or negotiation with respect to any Acquisition Proposal, and the status, acquisition price, financial details and other terms and conditions of such Acquisition Proposal. The Company shall keep Parent informed of the status and acquisition price and other material details (including any amendments or proposed amendments) of any such Acquisition Proposal and keep Parent informed as to the acquisition price and other material details of any information requested of or provided to it and as to the details of all discussions or negotiations with respect to any such Acquisition Proposal. The Company shall promptly provide to Parent any non-public information concerning it provided to any other Person in connection with any Acquisition Proposal, that was not previously provided to Parent.
(d)	Notwithstanding the foregoing, nothing in this Section 5.2 or any provision hereof shall prohibit the Company or the Board of Directors of the Company from (i) taking and disclosing to the Company’s shareholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 and Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making such disclosure to the Company’s shareholders (including withdrawing or modifying, in a manner adverse to the transactions contemplated by this Agreement, the approval or recommendation by the Board of Directors of the Company or any committee thereof in favor of this Agreement or the Merger) if the Board of Directors of the Company determines in good faith, after receipt of advice from outside legal counsel to the Company, that such disclosure is required under applicable law and that the failure to make such disclosure is reasonably likely to cause the Board of Directors of the Company to violate its fiduciary duties to the Company’s shareholders under applicable law.

5.3 Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject, the Company shall afford to Parent and its officers, employees, accountants, counsel and other representatives, reasonable access, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8, to all its properties, books, contracts, commitments and records and, during such period, the Company shall furnish promptly to Parent all information concerning the Company’s businesses, properties and personnel as Parent may reasonably request, and the Company shall make available to Parent employees and other appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Company’s business, properties and personnel as Parent may reasonably request. To the extent that any material provided includes material that is subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such material that is entitled to protection under such attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under such privilege, this Agreement and the joint defense doctrine.
5.4 Consents. As promptly as practicable after the date hereof, the Company shall use commercially reasonable efforts to give all notices, make all filings and obtain all consents, waivers, licenses, permits, approvals, authorizations or orders, whether to or from Governmental Authorities or other Persons, that are identified in Part 3.5 of the Disclosure Schedule.

5.5 Notification of Certain Matters. Between the date of this Agreement and the Closing Date, the Company shall promptly notify Parent in writing of (i) Knowledge of the Company of any event, fact or condition that causes or constitutes a breach of any of the Company’s representations and warranties in this Agreement or (ii) Knowledge of the Company of the occurrence, nonoccurrence or existence after the date of this Agreement of any event, fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence, nonoccurrence, existence or discovery of such event, fact or condition. During the same period, the Company shall promptly notify Parent in writing of the occurrence of any material breach of any covenant of the Company in this Agreement or of the occurrence, nonoccurrence or existence of any event, fact or condition that would be reasonably expected to make the satisfaction of any of the conditions in Section 7 impossible or unlikely. During the same period, the Company shall promptly notify Parent in writing of any pending, or to the Knowledge of the Company, threatened Action which (x) challenges or seeks material damages in connection with the Merger or the other transactions contemplated by this Agreement or (y) seeks to prohibit or prevent the consummation of the Merger or the other transactions contemplated by this Agreement or otherwise limit in any material respect the right of Parent or Merger Sub to own or operate all or any portion of the businesses or assets of the Company. The Company agrees that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available under this Agreement to Parent or Merger Sub or, except as otherwise agreed to by Parent, in any way modify or supplement the representations or warranties of the Company made under this Agreement or affect or modify the conditions to the obligations of Parent or Merger Sub under this Agreement.
5.6 Participation in Audit. Unless otherwise precluded by any applicable Legal Requirements, the Company shall provide Parent with the opportunity to participate in any meeting with the Company’s independent auditor at which any material accounting decisions are made with respect to the Company’s audited financial statements for the year ending May 31, 2008, including without limitation, a final closing meeting between the Company and its independent auditor before the release of the audited financial statements.
6. ADDITIONAL COVENANTS OF THE PARTIES
6.1 Company Shareholder Approval.
(a)	In order to obtain the approval of the Company’s shareholders as required by Legal Requirements to consummate the Merger, Parent and the Company shall, as soon as practicable following the date of this Agreement, prepare and the Company shall file a proxy statement (the “Proxy Statement”) with respect to the solicitation of proxies to vote for approval of this Agreement, the Merger and transactions contemplated hereby at the Shareholders’ Meeting. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement. The Company shall use its commercially reasonable efforts to respond promptly to any comments made by the SEC and its staff with respect to the Proxy Statement. The Company shall provide Parent and its counsel with copies of any written comments that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written responses thereto. Parent and its counsel shall be given reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent and its counsel. After completing proceedings with the staff of the SEC with respect to the Proxy Statement, the Company will distribute the definitive Proxy Statement to its shareholders. Whenever any event occurs or if there is any inaccuracy in the Proxy Statement which should be set forth in an amendment or supplement to the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other of such occurrence or inaccuracy and cooperate in making any appropriate amendment or supplement and mailing such amendment or supplement to the Company’s shareholders. The Proxy Statement shall include the Recommendations, unless such Recommendations have been withdrawn in accordance with Section 5.2(b), and the Fairness Opinion.
(b)	In order to obtain approval of the Company’s shareholders as required by Legal Requirements to consummate the Merger, Company shall, as soon as practicable following the date of this Agreement, set a record date for, call and give notice of a special meeting of its shareholders (the “Shareholders’ Meeting”) for the purpose of considering and voting on the approval of the Merger and this Agreement (with the record date and meeting date set in consultation with Parent and it being acknowledged that the Company may set the record date prior to the date it calls and gives notice to its shareholders of the Shareholders’ Meeting), and the Company shall take all action necessary under all applicable Legal Requirements and in accordance with the Company’s Organizational Documents to hold the Shareholders’ Meeting. The Shareholders’ Meeting shall be held as soon as reasonably practicable after the definitive Proxy Statement has been distributed to the Company’s shareholders. The Company shall use commercially reasonable efforts to solicit proxies from its shareholders to vote in favor of the proposal to approve this Agreement and the Merger. The Company shall not require any vote greater than a majority of the votes entitled to be cast by the holders of the issued and outstanding shares of Company Common Stock for approval of the Merger and this Agreement. Unless this Agreement is previously terminated in accordance with Article 8, the Company shall submit the Merger and this Agreement to a vote of its shareholders at the Shareholders’ Meeting even if the Board of Directors determines at any time after the date hereof that the Merger is no longer advisable and withdraws its Recommendations.
(c)	Simultaneously with the execution of this Agreement, Parent has entered into a Voting Agreement dated as of the date hereof with each of ARCH Venture Fund IV, L.P., Spencer Capital Management, LLC and Thesis Capital Management, LLC, pursuant to which such shareholders have agreed, among other things, irrevocably and unconditionally to vote their shares of Company Common Stock in favor of the approval of the Merger and this Agreement at the Shareholders’ Meeting.
6.2 Notification. Parent shall promptly notify the Company of any breach of any covenant of Parent in this Agreement or of the occurrence of any event that would be reasonably expected to make the satisfaction of any of the conditions in Section 7 impossible or unlikely.

6.3 [Deleted]
6.4 Employee Benefits. Parent shall, from and after the Effective Time, (i) provide employees of the Company who remain as employees of the Surviving Corporation with employee benefit plans which are no less favorable in the aggregate than those provided to similarly situated employees of BuySeasons, Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent, whether through BuySeasons’ employee benefit plans or through continuation of some or all of the Company’s employee benefit plans, at the sole discretion of Parent, (ii) provide employees of the Company who remain as employees of the Surviving Corporation credit for years of service with the Company prior to the Effective Time for the purpose of eligibility and vesting pursuant to the plans and policies provided pursuant to this Section 6.4 (but not for accrual of benefits to the extent that such credit would result in a duplication of benefits), and (iii) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Company employee plans) and eligibility waiting periods under group health plans provided pursuant to this Section 6.4 to be waived with respect to former employees of the Company who remain as employees of the Surviving Corporation (and their eligible dependents) and who become participants in similar group health plans provided pursuant to this Section 6.4. Former employees of the Company who remain as employees of the Surviving Corporation shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Effective Time occurs, to the extent, following the Effective Time, they participate in any of the plans provided pursuant to this Section 6.4 during such plan year for which deductibles or co-payments are required. Nothing in this Section 6.4 shall be interpreted as preventing Parent or its Subsidiaries from amending, modifying or terminating any Company employee plans, or other contracts, arrangements, commitments or understandings or from terminating the employment of any particular employee.
6.5 Indemnification of Company Directors and Officers.
(a)	For a period of six years from the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects and to the fullest extent permitted by Washington law the obligations of the Company to Persons who were its directors and officers at any time before or as of the Effective Time (the “Indemnified Parties”) pursuant to any indemnification provisions under the Company’s Organizational Documents or any indemnification agreement between the Company and such directors or officers, each as in effect on the date of this Agreement (the “Company Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or before the Effective Time. The Organizational Documents of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Organizational Documents of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties. Any claims for indemnification made under this Section 6.5(a) on or before the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.

(b)	For a period of six years from the Effective Time, Parent shall provide to the Indemnified Parties a liability insurance policy that provides coverage for claims arising out of acts or omissions occurring before the Effective Time that is no less favorable than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, that in no event shall the Surviving Corporation be required to pay aggregate annual premiums in any one year for such insurance an amount in excess of two hundred percent (200%) of the current aggregate annual premiums paid by the Company for such insurance (or such coverage as is available for such amount). The provisions of the immediately preceding sentence shall be deemed to have been satisfied if a prepaid “tail” insurance policy has been obtained before the Effective Time for purposes of this Section 6.5(b), which policy provides the Indemnified Parties with coverage no less favorable than the Company’s existing policy for a period of six years with respect to claims arising out of acts or omissions that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained before the Effective Time, Parent shall cause the Company to maintain such policies in full force and effect, and shall cause the Company to continue to honor the obligations thereunder for a period of six years from the Effective Time

(c)	The obligations of Parent and the Surviving Corporation under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Party to whom this Section 6.5 applies shall be third party beneficiaries of and may enforce this Section 6.5).

(d)	In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 6.5.

6.6	Further Assurances; Legal Requirements.
(a)	Subject to the terms hereof, each of the Company, Parent and Merger Sub shall each use their commercially reasonable efforts to:
(i)	take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii)	as promptly as practicable, obtain from any Governmental Authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by the Company or Parent in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;
(iii)	as promptly as practicable, make all necessary filings, notifications, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law; and

(iv)	contest any legal proceeding relating to the Merger or the other transactions contemplated by this Agreement; and

(v)	execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
The Parties shall cooperate with each other in connection with the making of all such filings. The Parties shall each use their commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.

(b)	The Parties agree to cooperate and to use their commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals prepared for submission to a government agency in connection with an antitrust filing relating to the Merger and made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to any Antitrust Law.
6.7 Public Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Party shall make any disclosure regarding the Merger, this Agreement or any of the other transactions contemplated by this Agreement unless (a) the other Party shall have approved such disclosure, or (b) the disclosing Party shall have been advised by its outside legal counsel that such disclosure is required by applicable Legal Requirements.
6.8 Employee Stock Purchase Plan. Prior to the Effective Time, the Company shall take all actions necessary to (i) ensure that no further purchases of shares of Company Common Stock are made thereunder, (ii) give effect to the transactions contemplated by Section 2.9 and (iii) terminate the ESPP as of the Effective Time. The Company agrees that no new offering periods will begin under the ESPP after the date hereof.
7. CONDITIONS TO THE OBLIGATIONS OF THE PARTIES
7.1 Conditions to the Obligations of Parent and Merger Sub to Complete the Merger. The obligations of Parent and Merger Sub to complete the Merger are subject to satisfaction, or to the extent permitted by Legal Requirements, the waiver by such Parties on or before the Closing of the following conditions:
(a)	There shall be not be pending or threatened any Action in which a Governmental Authority is challenging or seeking to (i) restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or impose material damages or penalties in connection therewith (ii) prohibit or materially limit the ownership or operation by Parent or Merger Sub of all or any material portion of the business or assets of the Company or compel Parent or Merger Sub to dispose of or hold separate all or any material portion of the business or assets of Parent or of the Company, (iii) impose material limitations on the ability of Parent or Merger Sub to effectively acquire, hold or exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent or Merger Sub on all matters properly presented to the Company’s shareholders, (iv) require Parent or the Company or any of their respective Subsidiaries or Affiliates to cease or refrain from engaging in any material business, including any material business conducted by the Company or any of its Subsidiaries, if the Merger is consummated, or (v) otherwise prohibit or unreasonably delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(b)	No Legal Requirement shall have been issued or enacted by any Government Authority that remains in effect or that is deemed applicable to the Merger that prohibits or prevents the Merger or makes consummation of the Merger illegal or would reasonably be expected to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above.

(c)	The Company shall not have breached or failed to perform or comply with, in any material respect, any of its material covenants, obligations or agreements to be performed or complied with by it under this Agreement.

(d)	The representations and warranties of the Company contained in the first sentence of Section 3.1 and in Section 3.3, Section 3.4, Section 3.13 and Section 3.14 shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak of a specified earlier date) on and as of the Closing Date, as though made on and as of the Closing Date, except for any variance in the number of outstanding shares of Common Stock, Stock Options, Restricted Stock Units or Purchase Rights under the ESPP which does not cause the aggregate Merger Consideration payable under this Agreement to exceed $31,229,185 and that is not the result of the Company’s noncompliance with the terms of Section 5.1. Each other representation and warranty of the Company contained herein shall, if specifically qualified by reference to a “Material Adverse Effect” or other concept of materiality, be true and correct in all respects and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and (except to the extent such representations and warranties speak of a specified earlier date) on and as of the Closing Date, as though made on and as of the Closing Date.

(e)	This Agreement shall not have been terminated in accordance with its terms.

(f)	The Board of Directors of the Company shall not have withdrawn, modified or amended the Recommendations, or shall not have failed upon Parent’s request to publicly reconfirm the Recommendations, or shall not have endorsed, approved or recommended any Acquisition Proposal.

(g)	Any notices, filings, consents, waivers, licenses, permits, approvals, authorizations or orders, whether to or from Governmental Authorities or other Persons, that are identified or required to be identified in Part 3.5(b) of the Disclosure Schedule shall have been provided, made or obtained and shall be in full force and effect.

(h)	Since the date hereof, there shall not have occurred any event, change or circumstance which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i)	The total number of Dissenting Shares shall not be more than five percent (5%) of the total number of outstanding shares of Company Common Stock.

(j)	The Company shall have delivered to Parent (i) a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer certifying as to the fulfillment of the conditions specified in Sections 7.1(a) through 7.3(i) and (ii) a certificate of the Secretary of the Company certifying, among other things, the resolutions of the Board of Directors referred to in Section 3.3(b), any subsequent resolutions of the Board of Directors with respect to the Merger and the resolution of the Company’s shareholders approving the Merger.

(k)	The Company shall have delivered an executed legal opinion from Heller Ehrman LLP in the form attached hereto as Exhibit B.

(l)	The Distribution Agreement entered into as of the date hereof between the Company and BuySeasons, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, shall be in full force and effect immediately prior to the Effective Time and the Company shall not have taken any action (including the delivery of notice) to terminate or cancel such agreement, which action (or notice) has not been withdrawn, rescinded or otherwise legally determined to be ineffective.

(m)	All members of the Board of Directors of the Company shall have resigned from the Board of Directors of the Company effective immediately prior to the Effective Time.
7.2 Conditions to the Obligations of the Company to Complete the Merger. The obligations of the Company to complete the Merger are subject to satisfaction, or to the extent permitted by Legal Requirements, the waiver by the Company on or before the Closing of the following conditions:
(a)	The representations and warranties of Parent and Merger Sub contained in the first sentence of Section 4.1 and in Section 4.2 shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date. Each other representation and warranty of Parent contained herein shall, if specifically qualified by a concept of materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and (except to the extent such representations and warranties speak of a specified earlier date) on and as of the Closing Date, as though made on and as of the Closing Date.

(b)	Each of Parent and Merger Sub shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c)	Parent shall have delivered to the Company a certificate dated the Closing Date, signed by an officer of Parent certifying as to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b).
7.3 Conditions to the Obligations of all Parties to Complete the Merger. The respective obligations of the Company, Parent and Merger Sub to complete the Merger are subject to satisfaction, or to the extent permitted by Legal Requirements, the waiver by each Party on or before the Closing of the following conditions:
(a)	This Agreement and the Merger shall have been approved by the requisite votes of the shareholders of the Company; and

(b)	There shall be no Legal Requirement of any Governmental Authority which prohibits or prevents the Merger or makes consummation of the Merger illegal.
8. TERMINATION
8.1 Termination by Mutual Consent. This Agreement may be terminated at any time and the Merger may be abandoned before the Effective Time by the mutual written consent of the Parties.
8.2 Unilateral Termination.

(a)	Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement.

(b)	Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by 11:59 P.M. pacific time on the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any Party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Section 7 to be fulfilled or satisfied on or before the Termination Date.

(c)	The Company, by giving written notice to Parent, may terminate this Agreement at any time prior to the Closing Date if (i) Parent or Merger Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Parent or Merger Sub at or prior to the date of such notice, which is reasonably likely to result in any condition set forth in Section 7.2(b) not being satisfied, and such failure has not been cured or such condition has not been satisfied within ten (10) days after the receipt of notice thereof (or within one (1) business day of the receipt of notice thereof in the case of a failure of Parent to deposit the Merger Consideration with the Exchange Agent as contemplated by Section 2.10(a)); (ii) this Agreement and the Merger are not approved by the requisite vote of the shareholders of the Company at the Shareholders’ Meeting, or (iii) the Company receives an unsolicited bona fide written Acquisition Proposal and the conditions described in clauses (x), (y) and (z) of Section 5.2(b) are met and prior to or concurrently with such termination, the Company pays the Termination Fee to Parent in accordance with Section 8.4.

(d)	Parent, by giving written notice to the Company, may terminate this Agreement at any time prior to the Closing Date if (i) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Company at or prior to such date, which is reasonably likely to result in any condition set forth in Section 7.1(c) not being satisfied, and such failure has not been cured or such condition has not been satisfied within ten (10) days after the receipt of notice thereof, (ii) this Agreement and the Merger are not approved by the requisite vote of the shareholders of the Company at the Shareholders’ Meeting, (iii) holders of more than 5% of the Company Common Stock shall have validly notified the Company of intent to demand payment under RCW 23B.13.210, and not withdrawn such notice on or prior to the Closing Date, (iv) the Board of Directors of the Company shall have withdrawn, modified or amended the Recommendations in a manner adverse to Parent or Merger Sub or failed to publicly reconfirm its Recommendations within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation following an Acquisition Proposal, or (v) the Board of Directors of the Company shall have resolved or announced its intention to recommend to the shareholders of the Company that they approve an Acquisition Proposal other than the Merger.
8.3 Effect of Termination; Limitation of Liability. In the event of termination of this Agreement by either the Company or Parent as provided in this Section 8, this Agreement shall forthwith become void and except as set forth in Section 8.4 there shall be no further obligations or liability on the part of the Company or Parent or their respective Subsidiaries, provided, however, that the provisions of Sections 6.7, this Section 8.3, Section 8.4 and Section 9 shall remain in full force and effect and survive any termination of this Agreement. The parties acknowledge that the payments to be made pursuant to Section 8.4 shall constitute the sole and exclusive remedy with respect to the circumstances giving rise to a termination of this Agreement.
8.4 Fees and Expenses.
(a)	The Company will pay to Parent, or cause to be paid,:
(i)	if this Agreement is terminated by Parent (A) pursuant to Section 8.2(d)(i), an amount equal to $750,000, or (B) pursuant to Section 8.2(d)(iv) or (v), an amount equal to $900,000 (the amount of such payment in this clause (B) , the “Termination Fee”), in the case of (A) or (B) payment will be made within two Business Days after such termination;

(ii)	if this Agreement is terminated by the Company pursuant to Section 8.2(c)(iii), an amount equal to the Termination Fee, in which event payment will be made prior to or concurrently with the time of termination; or

(iii)	in the event that all of the following events have occurred: (A) this Agreement is validly terminated by either Parent or the Company pursuant to Section 8.2(b) under circumstances not entitling Parent to payment of the Termination Fee or the fee contemplated by Section 8.4(a)(i)(A) contemporaneous with such termination; and (B) within 9 months following termination of this Agreement, a transaction that if proposed prior to termination would have constituted an Acquisition Proposal, is consummated by the Company or the Company enters into a definitive agreement with another Person (other than Parent) providing for the consummation of an Acquisition Proposal by the Company (and such Acquisition Proposal is ultimately consummated, even if such consummation occurs after such 9 month period), an amount equal to the Termination Fee, in which event payment will be made prior to or concurrent with the date such transaction is consummated.
(b)	In the event that this Agreement is terminated by the Company pursuant to Section 8.2(c)(i), Parent shall pay, to an account or accounts designated by the Company, as promptly as possible (but in any event within two Business Days) an amount equal to $750,000.

(c)	In the event that this Agreement is terminated by the Company pursuant to Section 8.2(c)(ii) or by Parent pursuant to Section 8.2(d)(ii) or (iii), the Company shall pay, to an account or accounts designated by Parent, as promptly as possible (but in any event within two Business Days) following receipt of an invoice therefor all of Parent’s actual and reasonably documented out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by Parent on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, which amount shall not be greater than $300,000.

(d)	The parties hereto acknowledge that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, that without these agreements the parties hereto would not have entered into this Agreement, and that any amounts payable pursuant to this Section 8.4 do not constitute a penalty. If a party hereto fails to pay another party any amounts due to the other party pursuant to this Section 8.4 within the time periods specified in this Section 8.4, the failing party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(e)	Any amount that becomes payable pursuant to Section 8.4(a), (b) or (c) shall be paid by wire transfer of immediately available funds to an account or accounts designated by the party entitled to receive such payment. The parties hereto agree and understand that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(f)	Except as set forth in this Section 8.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid in accordance with the provisions of Section 9.15.
9. MISCELLANEOUS
9.1 Headings. Section and other headings in this Agreement are included solely for convenience and reference and shall not affect in any way the meaning of interpretation of this Agreement.
9.2 Governing Law. The validity, construction and interpretation of this Agreement, all disputes among the Parties arising out of this Agreement or the transactions contemplated hereby, and all matters related to but not covered by this Agreement shall be governed by the internal law of the State of Delaware.
9.3 Entire Agreement. This Agreement, including the schedules and the certificates delivered and to be delivered pursuant to this Agreement (which are incorporated into this Agreement by this reference and are made a part hereof), and the Confidentiality Agreement embody the entire agreement and understanding between and among the Parties pertaining to their subject matter, and supersede all prior and contemporaneous agreements, understandings, negotiations, representations and discussions, whether written or oral, pertaining to their subject matter.

9.4 Assignment. Neither this Agreement nor any rights or obligations under this Agreement may be assigned, hypothecated or otherwise transferred by any Party without the prior written consent of (i) the Company for an assignment by Parent, or (ii) Parent for an assignment by the Company, provided that Parent may assign this Agreement or any rights under this Agreement to another entity that is controlled by, controls or is under common control with Parent if Parent remains obligated under this Agreement.
9.5 Binding Effect. The provisions of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.
9.6 Parties in Interest. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties to this Agreement or the Indemnified Parties, Parent any right or remedy under or by reason of this Agreement, provided that (i) any employees of the Surviving Corporation shall be the third party beneficiaries of, and entitled to enforce, Section 6.4 and (ii) the Indemnified Parties shall be third party beneficiaries of, and entitled to enforce, Section 6.5.
9.7 Notices. Any notice or communication required or permitted by this Agreement shall be deemed sufficiently given if in writing and, if delivered personally, when it is delivered or, if delivered in another manner, the earlier of when it is actually received by the Person to which it is directed, or when the period set forth below expires (whether or not it is actually received):
(a)	if transmitted by telecopier or facsimile transmission (“fax”), 24 hours after (i) transmission to the Person’s fax number set forth below, with the Person’s name and address set forth below clearly shown on the page first transmitted, and (ii) receipt by the transmitting Person of written confirmation of successful transmission, which confirmation may be produced by the transmitting Person’s equipment;

(b)	if deposited with the U.S. Postal Service as certified or registered mail, postage prepaid, and addressed to the Person to receive it as set forth below, 48 hours after such deposit;

(c)	if sent by Federal Express, or a similar delivery service in general usage for delivery to the address of the Person to receive it as set forth below, 24 hours after the delivery time promised by the delivery service:
If to Parent or Merger Sub:
Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention: General Counsel
Fax No: (720) 875-5382
With a copy to:
Sherman & Howard L.L.C.
633 17th Street, Suite 3000
Denver, CO 80202

Attention: Jeffrey R. Kesselman
Fax No.: (303) 298-0940

If to the Company:
Celebrate Express, Inc.
11232 120th Avenue NE
Kirkland, WA 98033
Attention: Kevin Green
Fax No.: (425) 889-9741

With a copy to:
Heller Ehrman LLP
701 Fifth Avenue, Suite 6100
Seattle, Washington 98104
Attention: David R. Wilson
Fax No. (206) 447-0849
or to such other address as a Person to whom notice is to be given has furnished to the other Persons listed above in the manner provided above.
9.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute a single agreement.
9.9 Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of all Parties. At any time before the Closing, as permitted by applicable Legal Requirements: (i) Parent may extend the time for the performance of any of the obligations or other acts of the Company or waive compliance with any of the agreements of the Company or with any conditions to Parent’s obligations; (ii) the Company may extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub or waive compliance with any of the agreements of Parent or Merger Sub or with any conditions to the Company’s obligations. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided, nor shall any forbearance by a Party to seek a remedy for noncompliance or breach by another Party be construed as a waiver of any right or remedy with respect to such noncompliance or breach.
9.10 Severable Provisions. If any provision of this Agreement is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.
9.11 Exclusive Consent to Jurisdiction. Each of the Parties hereto: (i) consents to submit itself to the personal jurisdiction of any court of competent jurisdiction located in the State of Delaware with respect to any and all disputes arising out of: (A) this Agreement, including the validity construction and interpretation hereof and the rights and remedies of the Parties hereunder and thereunder; (B) any of the transactions contemplated by this Agreement; and (C) any matters related to but not covered hereby; (ii) agrees that it will not commence any action, suit or proceeding relating thereto except in such courts, agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; (iii) agrees that service of process in any such suit, action or proceeding may be effected by notice by any of the means provided in Section 9.7; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by laws.
9.12 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM WITH RESPECT TO ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.
9.13 Attorneys’ Fees. The Prevailing Party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, expert witness fees, court costs and all other costs and expenses incurred in any action or proceeding arising out of this Agreement or as to any matters related to but not covered by this Agreement. “Prevailing Party” for purposes of this Section 9.13 includes without limitation a party who agrees to dismiss an action or proceeding upon the other’s payment of the sums allegedly due or for performance of the covenants, undertakings or agreements allegedly breached, or who obtains substantially the relief it sought.
9.14 Representations and Warranties. The respective representations and warranties of Parent, Merger Sub and the Company contained herein or in any certificate or other instrument delivered pursuant hereto prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto or any knowledge of any party (including any employee of any party) for whose benefit such representations and warranties are made. The representations and warranties of the Company, Parent and Merger Sub contained herein expire and shall be terminated and extinguished at the Effective Time. This Section 9.14 shall have no effect upon any other obligation of the Parties, whether to be performed before or after consummation of the Merger.
9.15 Fees and Expenses. Subject to the provisions of Section 8.4, all Transaction Costs incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Transaction Costs.
[Signature page follow.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

PARENT:	LIBERTY MEDIA CORPORATION

	By	/s/ Michael P. Zeisser

	Name:	Michael P. Zeisser
	Title:	Senior Vice President

MERGER SUB:	WASHINGTON MERGER SUB, INC.

	By	/s/ Michael P. Zeisser

	Name:	Michael P. Zeisser
	Title:	Senior Vice President

THE COMPANY:	CELEBRATE EXPRESS, INC.

	By	/s/ Kevin A. Green

	Name:	Kevin A. Green
	Title:	CEO
[Signature page to Agreement and Plan of Merger]